EXHIBIT 99.2


                                   CONTACT:   Ronald E. Hale, Jr.
                                              Consolidated Graphics, Inc.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                              Betsy Brod/Jonathan Schaffer
                                              Media: Merridith Ingram
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                    WESTLAND PRINTERS OF BALTIMORE, MARYLAND

     Houston, Texas - June 22, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed the acquisition of Westland Printers. Founded in 1929, Westland is a full-service commercial printer providing a wide range of services to over 700 customers in the greater Washington and Baltimore area. Barbara Westland, an industry leader who currently serves as Chairwoman of the Council of Governors for the American Advertising Association, will continue to lead the company's experienced and professional staff upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The success of Consolidated Graphics is tied directly to the strength of the companies we acquire. Westland Printers is another well-managed, market leader that now has access to our superior resources. Consolidated Graphics is committed to supporting their plans for future growth and expanded service to customers."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states nationwide with annualized revenues in excess of $610 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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